Exhibit 10.4

TAX RECEIVABLE AGREEMENT

by and among

ARTIO GLOBAL INVESTORS INC.

ARTIO GLOBAL HOLDINGS LLC

RICHARD C. PELL

and

RUDOLPH-RIAD YOUNES

dated as of [                                     ], 2009

TABLE OF CONTENTS

PAGE

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions	2
Section 1.02. Other Definitional and Interpretative Provisions	9

ARTICLE 2
DETERMINATION OF CUMULATIVE REALIZED TAX BENEFIT

Section 2.01. Basis Adjustment	9
Section 2.02. Exchange Basis Schedule	10
Section 2.03. Tax Benefit Schedule	10
Section 2.04. Procedures, Amendments	10

ARTICLE 3
TAX BENEFIT PAYMENTS

Section 3.01. Payments	11
Section 3.02. No Duplicative Payments	12
Section 3.03. Pro Rata Payments	12
Section 3.04. Opt Out	12

ARTICLE 4
TERMINATION

Section 4.01. Early Termination and Breach of Agreement	13
Section 4.02. Early Termination Notice	14
Section 4.03. Payment upon Early Termination	15

ARTICLE 5
SUBORDINATION AND LATE PAYMENTS

Section 5.01. Subordination	15
Section 5.02. Late Payments by the Corporation	15

ARTICLE 6
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01. Principal Participation in the Corporation and AGH’s Tax Matters	15
Section 6.02. Consistency	16
Section 6.03. Cooperation	16

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TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of [ ], 2009, is hereby entered into by and among Artio Global Investors Inc., a Delaware corporation (the “Corporation”), Artio Global Holdings LLC, a Delaware limited liability company (“AGH”), Richard C. Pell and Rudolph-Riad Younes.

RECITALS

WHEREAS, the Principals (as defined below) hold Class A Units (“Units”) in AGH, which is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, the Corporation is the managing member of, and holds Class A Units in, AGH;

WHEREAS, as a result of any Principal exchanging its Units (an “Exchange”, and each such date an Exchange occurs, an “Exchange Date”) pursuant to the Exchange Agreement (as defined below) with the Corporation for shares of Class A common stock of the Corporation, par value $0.001 per share (“Class A Shares”), with the concurrent cancellation of an equal number of shares of Class B common stock of the Corporation, par value $0.001 per share (“Class B Shares”), the Corporation is expected to incur lower Tax (as defined below) liabilities on an ongoing basis with respect to the operations of AGH;

WHEREAS, AGH and each of its direct and indirect subsidiaries that are treated as a partnership for U.S. federal income tax purposes have or will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined below) in which an Exchange occurs, which election is expected to result in an adjustment to the Tax basis of the assets owned by AGH and such subsidiaries, solely with respect to the Corporation; and

WHEREAS, the parties to this Agreement desire to make certain arrangements to share any tax benefits realized by the Corporation as a result of any Exchange;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the terms set forth in this Article 1 shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advisory Firm” means [Insert Accounting Firm], or any other accounting firm that is nationally recognized as being expert in Tax matters and that is appointed by the Board and is reasonably acceptable to the Principals.

“Advisory Firm Letter” means a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Corporation to the Applicable Principal and all supporting schedules and work papers were prepared by the Corporation in good faith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls (as defined below), is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.04(b).

“Applicable Principal” means in respect of that portion of any Tax Benefit Payment that arises from an Exchange or a deemed Exchange pursuant to clause (v) of the definition of “Valuation Assumptions”, the Exchanging Principal or Principal deemed to Exchange, as applicable.

“Basis Adjustment” means the adjustment to the Tax basis of an Exchange Asset as a result of an Exchange and the payments made pursuant to this Agreement, as calculated under Section 2.01, under Section 732(b) of the Code (in a situation where, as a result of one or more Exchanges, AGH becomes an entity that is disregarded as separate from its owner for Tax purposes) or Sections 743(b) and 754 of the Code (including in situations where, following an Exchange, AGH remains in existence as an entity for Tax purposes) or otherwise, as applicable, and, in each case, comparable sections of state, local and foreign Tax laws. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

A “Beneficial Owner” of a security means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Corporation.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any of the following events:

(i)    any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Principals, Julius Baer Holding Ltd. and their Permitted Transferees:

(A)    is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the voting stock of the Corporation;

(B)     in the context of a consolidation, merger or other corporate reorganization in which the Corporation is not the surviving entity, 50% or more of the voting stock generally entitled to elect directors of such surviving entity (or in the case of a triangular merger, of the parent entity of such surviving entity), calculated on a fully diluted basis; or

(C)     has obtained the power (whether or not exercised) to elect a majority of the directors of the Corporation or its successors;

(ii)     the board of directors of the Corporation or its successors shall cease to consist of a majority of Continuing Directors;

(iii)    the Corporation or its successors, alone or together with the Principals and their respective Permitted Transferees, cease to own 50% or more of the equity interests of AGH; or

(iv)    the sale of all or substantially all the assets of the Corporation or AGH.

“Class A Shares” is defined in the Recitals of this Agreement.

“Code” is defined in the Recitals of this Agreement.

“Continuing Directors” means the directors of the Corporation on the date of the pricing of the IPO and each other director of the Corporation if such director’s election or nomination for election to the Corporation’s board of directors is approved by a majority of the then Continuing Directors.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the Preamble of this Agreement.

“Corporation Return” means the U.S. federal, state, local and/or foreign Tax Return, as applicable, of the Corporation filed with respect to Taxes for any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 300 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign Tax law, as applicable, or any other event (including the execution of a Form 870−AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 7.08(a).

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02.

“Early Termination Schedule” is defined in Section 4.02.

“Early Termination Payment” is defined in Section 4.03(b).

“Early Termination Rate” means the long-term Treasury rate in effect on the applicable date.

“Exchange” is defined in the Recitals of this Agreement; “Exchanged” and “Exchanging” shall have correlative meanings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the exchange agreement by and among the Corporation and the Principals dated [ ], 2009, as the same may be amended from time to time in accordance with the terms thereof.

“Exchange Assets” means each asset that is held by AGH, or by any of its direct or indirect subsidiaries that is treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of an Exchange.

“Exchange Basis Schedule” is defined in Section 2.02.

“Exchange Date” is defined in the Recitals of this Agreement.

“Exchange Payment” is defined in Section 5.01.

“Expert” is defined in Section 7.09.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation (or AGH, but only with respect to income realized by AGH the Tax liability for which is allocable to the Corporation for such Taxable Year using the same methods, elections, conventions and similar practices used on the relevant Corporation Return) but using the Non-Stepped Up Tax Basis instead of the Tax basis of the Exchange Assets and excluding any deduction attributable to Imputed Interest.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign Tax law with respect to the Corporation’s payment obligations under this Agreement.

“Initiating Party” is defined in Section 7.08(a).

“IPO” means the initial public offering of the Class A Shares that is being consummated on the date hereof.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, as published by Reuters (or other commercially available source providing quotations of LIBOR) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“LLC Agreement” means, with respect to AGH, the Amended and Restated Limited Liability Company Agreement dated [ ], 2009, among the Corporation and the Principals, as the same may be amended from time to time in accordance with the terms thereof.

“Market Value” means, with respect to the Class A Shares, on any given date: (i) if the Class A Shares are listed for trading on the New York Stock Exchange, the closing sale price per share of the Class A Shares on the New York Stock Exchange on that date (or, if no closing sale price is reported, the last reported sale price), (ii) if the Class A Shares are not listed for trading on the New York Stock Exchange, the closing sale price (or, if no closing sale price is reported, the last reported sale price) as reported on that date in composite transactions for the principal national securities exchange registered pursuant to Section 6(g) of the Exchange Act, on which the Class A Shares are listed, (iii) if the Class A Shares are not so listed on a national securities exchange, the last quoted bid price for the Class A Shares on that date in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or (iv) if the Class A Shares are not so quoted by Pink Sheets LLC or a similar organization such value as the Board, in its sole discretion, shall determine in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.02.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Notice” is defined in Section 7.01.

“Objection Notice” is defined in Section 2.04(a).

“Opt Out Notice” is defined in Section 3.04(a).

“Panel” is defined in Section 7.08(a).

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Transferee” shall mean any of the Permitted Transferees (as defined in the LLC Agreement).

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a member) of one or more Units (i) that occurs prior to an Exchange of such Units and (ii) to which Section 743(b) of the Code applies.

“Principal” means each of Richard C. Pell and Rudolph-Riad Younes, and any other Person that becomes a Principal pursuant to Section 7.06.

“Realized Tax Benefit” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of the Corporation (or AGH, but only with respect to income realized by AGH the Tax liability for which is allocable to the Corporation for such Taxable Year using the same methods, elections, conventions and similar practices used on the relevant Corporation Return), determined, for the avoidance of doubt, using the “with or without” methodology. If all or a portion of the actual liability for Taxes of the Corporation (or AGH, but only with respect to income realized by AGH the Tax liability for which is allocable to the Corporation for such Taxable Year using the same methods, elections, conventions and similar practices used on the relevant Corporation Return) for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the actual liability for Taxes of the Corporation (or AGH, but only with respect to income realized by AGH the Tax liability for which is allocable to the Corporation for such Taxable Year using the same methods, elections, conventions and similar practices used on the relevant Corporation Return) over the Hypothetical Tax Liability for such Taxable Year determined, for the avoidance of doubt, using the “with or without” methodology. If all or a portion of the actual liability for Taxes of the Corporation (or AGH, but only with respect to income realized by AGH the Tax liability for which is allocable to the Corporation for such Taxable Year using the same methods, elections, conventions and similar practices used on the relevant Corporation Return) for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.09.

“Reconciliation Procedures” means those procedures set forth in Section 7.09.

“Responding Party” is defined in Section 7.08(a).

“Schedule” means any Exchange Basis Schedule or Tax Benefit Schedule and the Early Termination Schedule.

“Senior Obligations” is defined in Section 5.01.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax” means any and all U.S. federal, state, local and foreign tax, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or on an alternative basis, and any interest related to such tax.

“Tax Benefit Payment” is defined in Section 3.01(b).

“Tax Benefit Schedule” is defined in Section 2.03.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a Taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of state, local or foreign Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is prepared), in which there is a Basis Adjustment or increased depreciation, amortization or interest deductions attributable to an Exchange.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any Taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable period.

“Units” is defined in the Recitals of this Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, or following a Change of Control, as applicable, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have sufficient Taxable income to fully offset the deductions in such Taxable Year attributable to any Basis Adjustment, increased depreciation or amortization deductions attributable to an Exchange, and Imputed Interest, (ii) the U.S. federal income Tax rates and state, local and foreign income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (iii) any loss carryovers generated by any Basis Adjustment or Imputed Interest and available as of the date of the Early Termination Schedule will be used by the Corporation on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers, (iv) any non- amortizable assets will be disposed of on the fifteenth anniversary of the Early

Termination Date, provided, however, that, in the event of a Change of Control, non-amortizable assets shall be deemed disposed of at the earlier of (A) the time of sale of the relevant asset and (B) as generally provided in clause (iv) of this definition of Valuation Assumptions and (v) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
DETERMINATION OF CUMULATIVE REALIZED TAX BENEFIT

Section 2.01.  Basis Adjustment.

(a) Exchange Assets. For purposes of this Agreement, as a result of an Exchange, AGH (and each direct and indirect subsidiary of AGH that is treated as a partnership for U.S. federal income tax purposes) shall be entitled to a Basis Adjustment for each Exchange Asset with respect to the Corporation, the amount of which Basis Adjustment will be the excess, if any, of (i) the sum of (x) the Market Value of the Class A Shares, cash or the amount of any other consideration transferred to the Applicable Principal pursuant to the Exchange as payment for the exchanged Units, to the extent attributable to such Exchange Assets, plus (y) the amount of payments made pursuant to this Agreement with respect to such Exchange, to the extent attributable to such Exchange Assets, plus (z) the amount of debt and other liabilities allocated to the Units acquired pursuant to such Exchange, to the extent attributable to such Exchange Assets; over (ii) the Corporation’s share of AGH’s (or such subsidiary partnership’s) basis for such Exchange Assets immediately after the Exchange, attributable to the Units exchanged, determined as if (x) AGH (or such subsidiary partnership) were to remain in existence as an entity for Tax purposes and (y) AGH (or such subsidiary partnership) had not made the election provided by Section 754 of the Code.

(b) Imputed Interest. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.02. Exchange Basis Schedule. Within 45 calendar days after the filing of the U.S. federal income Tax return of the Corporation for each Taxable Year, the Corporation shall deliver to each Principal a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail, for purposes of federal income Taxes, (a) the actual unadjusted Tax basis of the Exchange Assets as of each applicable Exchange Date, (b) the Basis Adjustment with respect to the Exchange Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, (c) the period or periods, if any, over which the Exchange Assets are amortizable and/or depreciable and (d) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable (which, for non-amortizable assets, shall be based on the Valuation Assumptions). The parties expect that all or substantially all of the Basis Adjustment with respect to the Exchange Assets will relate to good will and/or going concern value, which adjustment will be amortized over 15 years for U.S. federal income tax purposes.

Section 2.03. Tax Benefit Schedule. Within 45 calendar days after the filing of the U.S. federal income Tax return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to each Principal a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(b)). Notwithstanding any other provision of this Agreement, the Corporation may seek, at its own expense, an opinion from a nationally recognized law firm regarding whether any Basis Adjustment with respect to Exchange Assets will result in any amortization or depreciation being available to the Corporation, and the Corporation shall be permitted to rely on such opinion in creating any Tax Benefit Schedule.

Section 2.04.  Procedures, Amendments.

(a)           Procedure. Every time the Corporation delivers to the Applicable Principal an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (i) deliver to the Applicable Principal schedules and work papers providing reasonable detail regarding the preparation of such Schedule and an Advisory Firm Letter supporting such Schedule and (ii) allow the Applicable Principal reasonable access, at no cost to the Applicable Principal, to the appropriate representatives at the Corporation and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the Applicable Principal, within 30 calendar days after receiving an Exchange Basis Schedule or amendment thereto or a Tax Benefit Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days of receipt by the Corporation of an Objection Notice with respect to such Exchange Basis Schedule or Tax Benefit Schedule, the Corporation and the Applicable Principal shall employ the reconciliation procedures as described in Section 7.09 (the “Reconciliation Procedures”).

(b)           Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Applicable Principal, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”).

ARTICLE 3
TAX BENEFIT PAYMENTS

Section 3.01.  Payments.

(a)           Within ten business days of a Tax Benefit Schedule that was delivered to an Applicable Principal becoming final in accordance with Section 2.04(a), the Corporation shall pay to the Applicable Principal for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the Applicable Principal previously designated by such Principal to the Corporation. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including U.S. federal income Tax payments.

(b)          A “Tax Benefit Payment” means an amount, not less than zero, equal to 85% of the sum of the Net Tax Benefit and the Interest Amount. The “Net Tax Benefit” for each Taxable Year shall be an amount equal to the excess, if any, of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.01, excluding payments attributable to the Interest Amount; provided, however, that for the avoidance of doubt, no Principal shall be required to return any portion of any previously received Tax Benefit Payment under any circumstances. The “Interest Amount” for a given Taxable Year shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without regard to extensions) for filing the Corporation Return with respect to Taxes for the most recently ended Taxable Year until the Payment Date. The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each separate Exchange. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to Units that were Exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by utilizing the assumptions in clauses (i), (iii) and (iv) of the definition of Valuation Assumptions, substituting in each case the term “the closing date of a Change of Control” for an “Early Termination Date”.

Section 3.02. No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Corporation’s Cumulative Net Realized Tax Benefit, and the Interest Amount thereon, being paid to the Principals pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.03. Pro Rata Payments. For the avoidance of doubt, to the extent that (i) the Corporation’s deductions with respect to any Basis Adjustment are limited in a particular Taxable Year or (ii) the Corporation lacks sufficient funds to satisfy or is prevented under any credit agreement or other arrangement from satisfying its obligations to make all Tax Benefit Payments due in a particular Taxable Year, the limitation on the deduction, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made for the Applicable Principal in the same proportion as Tax Benefit Payments would have been made absent the limitations in clauses (i) and (ii) of this Section 3.03, as applicable.

Section 3.04.  Opt Out.

(a)          Notwithstanding Section 3.01, prior to an Exchange, an Applicable Principal may elect not to receive any payments under this Agreement with respect to such Exchange, by delivering written notice evidencing such election (an “Opt Out Notice”) to the Corporation at least three Business Days prior to the Exchange Date of the relevant Exchange. An Opt Out Notice, when delivered, shall be irrevocable; provided, however, a revocation of an Exchange under the Exchange Agreement shall constitute a revocation of any Opt Out Notice with respect to the Units the Exchange of which has been revoked, and such Opt Out Notice shall be without further force and effect to the extent so treated as revoked.

(b)         This Agreement shall not apply to any Exchange which is covered by an Opt Out Notice delivered pursuant to Section 3.04(a) (and which Opt Out Notice has not been revoked as described in that section), and all computations hereunder, including the computation of any Tax Benefit Payments and determination of any amounts attributable to any Principal, shall be made without taking into account Exchanges covered by any such Opt Out Notice. For the avoidance of doubt, an Applicable Principal who makes an election pursuant to Section 3.04(a) shall remain entitled to payments under this Agreement with respect to any Exchanges for which no election has been made pursuant to Section 3.04(a).

ARTICLE 4
TERMINATION

Section 4.01.  Early Termination and Breach of Agreement.

(a)           The Corporation may terminate this Agreement with respect to all of the Units held (or previously held and Exchanged) by all Principals at any time by paying to the Principals the Early Termination Payment; provided, however, that this Agreement shall terminate only upon the receipt of the Early Termination Payment by all Principals, and provided, further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payments by the Corporation, neither the Principals nor the Corporation shall have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment agreed by the Corporation acting in good faith and the Applicable Principal to be due and payable but unpaid as of the Early Termination Notice and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the Early Termination Payment). For the avoidance of doubt, if an Exchange occurs after the Corporation makes the Early Termination Payments with respect to all Principals, the Corporation shall have no obligations under this Agreement with respect to such Exchange, and its only obligations under this

Agreement in such case shall be its obligations to all Principals under Section 4.03(a).

(b)           In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code, Title 11, U.S.C., or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) any Tax Benefit Payment agreed by the Corporation acting in good faith and any Applicable Principal to be due and payable but unpaid as of the date of a breach, and (iii) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, the Principals shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due.

(c)          The Corporation, AGH and each of the Principals hereby acknowledge that, as of the date of this Agreement, the aggregate value of the Tax Benefit Payments cannot reasonably be ascertained for U.S. federal income Tax or other applicable Tax purposes.

Section 4.02. Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.01 above, the Corporation shall deliver to each present or former Principal a notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties unless an Applicable Principal, within 30 calendar days after receiving the Early Termination Schedule, provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the relevant Principal shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

Section 4.03.  Payment upon Early Termination.

(a)           Within ten Business Days after the Early Termination Schedule has become final and binding, the Corporation shall pay to each Applicable Principal an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the Applicable Principal.

(b)          The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal with respect to the Applicable Principal the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the Applicable Principal beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE 5
SUBORDINATION AND LATE PAYMENTS

Section 5.01. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the Principals under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations.

Section 5.02. Late Payments by the Corporation. The amount of all or any portion of any Exchange Payment not made to any Principal when due (without regard to Section 5.01) under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Exchange Payment was due and payable.

ARTICLE 6

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01. Principal Participation in the Corporation and AGH’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and AGH, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporation shall notify each relevant

Principal of, and keep such Principal reasonably informed with respect to the portion of any audit of the Corporation and AGH by a Taxing Authority the outcome of which is reasonably expected to affect such Principal’s rights and obligations under this Agreement, and shall provide to such Principal reasonable opportunity to provide information and other input to the Corporation, AGH and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporation and AGH shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

Section 6.02. Consistency. Except upon the written advice of an Advisory Firm or except to the extent the Corporation’s reporting as described herein may cause the gain recognized by an Applicable Principal from an Exchange to be treated as ordinary income or short-term capital gain, the Corporation and the Applicable Principal agree to report and cause to be reported for all purposes, including U.S. federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation under this Agreement. Any Dispute concerning such advice shall be subject to the terms of Section 7.09. In the event that an Advisory Firm is replaced, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless (a) otherwise required by law or (b) the Corporation and the Applicable Principal agree to the use of other procedures and methodologies.

Section 6.03. Cooperation. The Applicable Principal shall (a) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter described in clause (a) above. The Corporation shall reimburse the Applicable Principal for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03.

ARTICLE 7

MISCELLANEOUS

Section 7.01. Notices. Any notice, request, claim, demand, approval, consent, waiver or other communication required or permitted to be given to any party in connection with this Agreement (each, a “Notice”) shall be in writing and shall be (a) delivered in person, (b) sent by facsimile transmission (with the original thereof also contemporaneously given by another method specified in this Section 7.01), (c) sent by a nationally-recognized overnight courier service, or (d) sent by certified or registered mail (postage prepaid, return receipt requested), at the following locations (or at such other location for a party as shall be specified to the other parties by like Notice). Any Notice shall only be duly given and effective upon receipt (or refusal of receipt).

If to the Corporation, to:

Artio Global Investors Inc.
330 Madison Avenue
New York, NY 10017

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Facsimile: (212) 450-3800
Attention:  Harry Ballan, Esq.
Michael P. Kaplan, Esq.

if to AGH, to:

Artio Global Holdings, LLC
330 Madison Avenue
New York, NY 10017

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Facsimile: (212) 450-3800
Attention:  Harry Ballan, Esq.
Michael P. Kaplan, Esq.

if to Richard C. Pell, to:

Richard C. Pell
c/o Artio Global Holdings, LLC
330 Madison Avenue
New York, NY 10017

with a copy to:

Proskauer Rose LLP
1585 Broadway
New York, New York 10036
Facsimile:  (212) 969-3459
Attention:  Alan P. Parnes, Esq.
James P. Gerkis, Esq.

if to Rudolph-Riad Younes, to:

Rudolph-Riad Younes
c/o Artio Global Holdings, LLC
330 Madison Avenue
New York, NY 10017

with a copy to:

Proskauer Rose LLP
1585 Broadway
New York, New York 10036
Facsimile:  (212) 969-3459
Attention:  Alan P. Parnes, Esq.
James P. Gerkis, Esq.

Section 7.02. Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original and all of which shall, taken together, be deemed to be one and the same instrument.

Section 7.03. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective heirs, successors, legal representatives and permitted assigns, any rights or remedies hereunder.

Section 7.04. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.05. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, all other terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06.  Successors; Assignment; Amendments; and Waivers.

(a)          No Principal may assign this Agreement to any person without the prior written consent of the Corporation; provided, however, that (i) to the extent Units are transferred in accordance with the terms of the LLC Agreement, the transferring Principal shall have the option to assign to the transferee of such Units the transferring Principal’s rights under this Agreement with respect to such transferred Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement, agreeing to become a “Principal” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) once an Exchange has occurred, any and all payments that may become payable to a Principal pursuant to this Agreement with respect to the Exchanged Units may be assigned to any Person or Persons as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement, agreeing to be bound by Section 7.12 and acknowledging specifically the terms of Section 7.06(b). For the avoidance of doubt, if a Principal transfers Units but does not assign to the transferee of such Units such Principal’s rights under this Agreement with respect to such transferred Units, such Principal shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units.

(b)          Notwithstanding the foregoing provisions of this Section 7.06, no transferee described in clause (i) of the first sentence of Section 7.06(a) shall have the right to enforce the provisions of Section 2.04, 4.02, or 6.02 of this Agreement, and no assignee described in clause (ii) of the first sentence of Section 7.06(a) shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement.

(c)          No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporation and AGH and by Principals who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Principals hereunder if the Corporation had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Principal pursuant to this Agreement since the date of such most recent Exchange); provided, however, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain Principals will or may receive under this Agreement unless all such Principals disproportionately effected consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d)           Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. Notwithstanding anything to the contrary herein, in the event a Principal transfers his Units to a Permitted Transferee, excluding any other Principal, such Principal shall have the right, on behalf of such transferee, to enforce the provisions of Sections 2.04, 4.02 or 6.02 with respect to such transferred Units.

Section 7.07. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08.  Resolution of Disputes.

(a)          Any and all claims, disputes and other disagreements arising hereunder (each, a “Dispute”) which are not governed by Section 7.09, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non- performance of this Agreement (including the validity, scope and enforceability of this Section 7.08 and Section 7.09) shall be governed by this Section 7.08. The parties hereto shall attempt in good faith to resolve all Disputes by negotiation. If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall, at the request of any party, after providing written notice to the other party or parties to the Dispute, be submitted to arbitration in New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The proceeding shall be confidential. The party initially asserting the Dispute (the “Initiating Party”) shall notify the other party (the “Responding Party”) of the name and address of the arbitrator chosen by the Initiating Party and shall specifically describe the Dispute in issue to be submitted to arbitration. Within 30 days of receipt of such notification, the Responding Party shall notify the Initiating Party of its answer to the Dispute, any counterclaim which it wishes to assert in the arbitration and the name and address of the arbitrator chosen by the Responding Party. If the Responding Party does not appoint an arbitrator during such 30-day period, appointment of the second arbitrator shall be made by the American Arbitration Association upon request of the Initiating Party. The two arbitrators so chosen or appointed shall choose a third arbitrator, who shall serve as president of the panel of arbitrators (the “Panel”) thus composed. If the two arbitrators so chosen or appointed fail to agree upon the choice of a third arbitrator within 30 days from the appointment of the second arbitrator, the third arbitrator will be appointed by the American Arbitration Association upon the request of the arbitrators or either of the parties. In all cases, the arbitrators must be persons who have substantial experience in tax matters and are lawyers admitted to the practice of law in the State of New York. The arbitrators will act by majority decisions. Any decision of the arbitrators shall (i) be rendered in writing and shall bear the signatures of at least two arbitrators, and (ii) identify the members of the Panel, and the time and place of the award granted. Absent fraud or manifest error, any such decision of the Panel shall be final, conclusive and binding on the parties to the arbitration and enforceable by a court of competent jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration; provided, however, that each party shall pay for and bear the costs of its own experts, evidence and legal counsel, unless the arbitrator rules otherwise in the arbitration. The parties shall complete all discovery within 30 days after the Panel is composed, shall complete the presentation of evidence to the Panel within 15 days after the completion of discovery, and a final decision with respect to the matter submitted to arbitration shall be rendered within 15 days after the completion of presentation of evidence. The parties hereto shall cause to be kept a record of the proceedings of any matter submitted to arbitration hereunder. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b)          Notwithstanding the provisions of Section 7.08(a), the Corporation may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.08(b), each Principal (i) expressly consents to the application of Section 7.08(c) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporation as such Principal’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Principal in writing of any such service of process, shall be deemed in every respect effective service of process upon the Principal in any such action or proceeding.

(c)          The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby that is brought in accordance with Section 7.08(b) shall be brought and maintained exclusively in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York located in the County of New York. Each of the parties irrevocably consents to submit to the personal jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding. Process in any such suit, action or proceeding in such courts may be served, and shall be effective, on any party anywhere in the world, whether within or without the jurisdiction of any such court, by any of the methods specified for the giving of Notices pursuant to Section 7.01. Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection or defense that it may now or hereafter have based on venue, inconvenience of forum, the lack of personal jurisdiction and the adequacy of service of process (as long as the party was provided Notice in accordance with the methods specified in Section 7.01) in any suit action or proceeding brought in such courts. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.09. Reconciliation. In the event that the Corporation and the relevant Principal are unable to resolve a disagreement with respect to the matters governed by Sections 2.04, 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either the Corporation or the relevant Principal or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within 15 days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on such date and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. In the event that this reconciliation provision is utilized, the fees of the Expert shall be paid in proportion to the manner in which the dispute is resolved, such that, for example, if the entire dispute is resolved in favor of the Corporation, the relevant Principal shall pay all of the fees, or if the items in dispute are resolved 50% in favor of the Corporation and 50% in favor of the relevant Principal, each of the Corporation and the relevant Principal shall pay 50% of the fees of the Expert. Any Dispute as to whether a Dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporation and the relevant Principal and may be entered and enforced in any court having jurisdiction.

Section 7.10. Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Applicable Principal.

Section 7.11. Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a)          If the Corporation becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax return pursuant to Sections 1501, et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated Taxable income of the group as a whole.

(b)          If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated Tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully Taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.

Section 7.12.  Confidentiality.

(a)          Each Principal and assignee acknowledges and agrees that the information of the Corporation and of its Affiliates is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporation and its Affiliates and successors, concerning AGH and its Affiliates and successors or the other Principals, learned by the Principal heretofore or hereafter. This Section 7.12(a) shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of such Principal in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Principal to prepare and file his or her Tax returns, to respond to any inquiries regarding the same from any Taxing authority or to prosecute or defend any action, proceeding or audit by any Taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each Principal and assignee (and each employee, representative or other agent of such Principal or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporation, AGH, the Principals and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Principals relating to such Tax treatment and Tax structure.

(b)          If a Principal or assignee commits a breach, or threatens to commit a breach, of any of the provisions of Section 7.12(a), the Corporation shall have the right and remedy to have the provisions of Section 7.12(a) specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries or the other Principals and the accounts and funds managed by the Corporation and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13. LLC Agreement. This Agreement shall be treated as part of the partnership agreement of AGH as described in Section 761(c) of the Code and Sections 1.704−1(b)(2)(ii)(h) and 1.761−1(c) of the Treasury Regulations.

Section 7.14. Partnerships. The Corporation hereby agrees that, to the extent it acquires a general partnership interest, managing member interest or similar interest in any Person after the date hereof, it shall cause such Person to execute and deliver a joinder to this Agreement and such Person shall be treated as a “partnership” for all purposes of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation, AGH and each Principal have duly executed this Agreement as of the date first written above.

ARTIO GLOBAL INVESTORS INC.

By:
Name:
Title:

ARTIO GLOBAL HOLDINGS LLC

By:
Name:
Title:

Richard C. Pell

Rudolph-Riad Younes

EXHIBIT A
JOINDER

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of ____________, by and among Artio Global Investors Inc., a Delaware corporation (the “Corporation”), Artio Global Holdings LLC, a Delaware limited liability company (“AGH”) and ______________ (“Permitted Transferee”).

WHEREAS, on ____________, the Permitted Transferee acquired (the “Acquisition”) ___ Units in AGH and the corresponding shares of Class B common stock of the Corporation (collectively, “Interests” and, together with all other Interests hereinafter acquired by the Permitted Transferee from Transferor and its Permitted Transferees (as defined in the Tax Receivable Agreement dated as of ________, 2009 (as the same may be amended from time to time, the “Tax Receivable Agreement”), among the Corporation, AGH and the other parties thereto), the “Acquired Interests”) from ______________ (“Transferor”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.06 of the Tax Receivable Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Permitted Transferee hereby agrees as follows:

Section 1.1. Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2. Joinder. Permitted Transferee hereby acknowledges and agrees to become a “Principal” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement, including but not limited to, being bound by Sections 2.04, 4.02, 6.01, 6.02 and 7.12 of the Tax Receivable Agreement, with respect to the Acquired Interests, and any other Interests Permitted Transferee acquires hereafter. Permitted Transferee hereby acknowledges the terms of Section 7.06(b) of the Tax Receivable Agreement.

Section 1.3. Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.01 of the Tax Receivable Agreement.

Section 1.4. Governing Law. THIS JOINDER SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS

OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD MANDATE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature page follows.]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

[PERMITTED TRANSFEREE]

Name:
Address:

Address for Notices:

Signature Page for Joinder by ____________
to the Tax Receivable Agreement